Exhibit 99.1
Tilly's, Inc. Announces Fourth Quarter Operating Results Beat Revised Outlook

Irvine, CA – March 9, 2023 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for its fiscal 2022 fourth quarter and fiscal year ended January 28, 2023.
"Our fourth quarter results exceeded our revised outlook ranges provided in early January," commented Ed Thomas, President and Chief Executive Officer. "Despite a disappointing year overall, the ongoing impacts of the current inflationary environment, and potential recession concerns ahead, we remain cautiously optimistic that we will be well positioned to improve our operating results in fiscal 2023 compared to fiscal 2022."
Operating Results Overview
For context, the Company's operating results for the comparative periods last year were driven by significant pent-up consumer demand and the impact of stimulus payments resulting from the pandemic, producing Company-record results for net sales, gross margin, operating income and earnings per share for the fourth quarter and fifty-two weeks of fiscal 2021.
Fiscal 2022 Fourth Quarter Operating Results Overview
The following comparisons refer to the Company's operating results for the fourth quarter of fiscal 2022 ended January 28, 2023 versus the fourth quarter of fiscal 2021 ended January 29, 2022.
•Total net sales were $180.4 million, a decrease of $24.1 million or 11.8%, compared to $204.5 million last year. Total comparable net sales, including both physical stores and e-commerce ("e-com"), decreased by 13.7%.
◦Net sales from physical stores were $135.0 million, a decrease of $17.1 million or 11.3%, compared to $152.2 million last year with a comparable store net sales decrease of 14.1%. Net sales from physical stores represented 74.9% of total net sales compared to 74.4% of total net sales last year. The Company ended the fourth quarter with 249 total stores compared to 241 total stores at the end of the fourth quarter last year.
◦Net sales from e-com were $45.3 million, a decrease of $7.0 million or 13.4%, compared to $52.3 million last year. E-com net sales represented 25.1% of total net sales compared to 25.6% of total net sales last year.
•Gross profit, including buying, distribution, and occupancy costs, was $52.4 million, or 29.1% of net sales, compared to $70.4 million, or 34.4% of net sales, last year. Product margins declined by 290 basis points primarily due to an increased markdown rate compared to last year, during which we experienced record full-price selling with an abnormally low markdown rate. Buying, distribution and occupancy costs deleveraged by 240 basis points collectively, despite being $0.4 million lower than last year, due to carrying these costs against a significantly lower level of net sales compared to last year.
•Selling, general and administrative ("SG&A") expenses were $53.5 million, or 29.7% of net sales, compared to $53.1 million, or 25.9% of net sales, last year. The increase in SG&A dollars was primarily attributable to the impact of wage inflation on store, corporate and e-commerce fulfillment payroll expenses as well as operating 8 net additional stores compared to last year. These increases were partially offset by a $1.0 million reduction in bonus expense due to the lack of any bonus accrual this year.
•Operating loss was $(1.1) million, or (0.6)% of net sales, compared to operating income of $17.3 million, or 8.5% of net sales, last year, due to the combined impact of the factors noted above.

•Other income was $1.1 million compared to other expense of $(0.4) million last year primarily due to earning higher rates of return on our marketable securities investments and the absence of any costs associated with our former asset-backed credit facility which were included in last year's results.
•Income tax benefit was $0.3 million, compared to income tax expense of $4.9 million, or 28.7% of pre-tax income, last year. This quarter's income tax benefit was primarily attributable to certain allowable deductions and tax credits.
•Net income was $0.3 million, or $0.01 per diluted share, compared to net income of $12.1 million, or $0.38 per diluted share, last year. Weighted average diluted shares were 30.0 million this year compared to 31.4 million last year.
Fiscal 2022 Full Year Operating Results Overview
The following comparisons refer to the Company's operating results for the fifty-two weeks of fiscal 2022 ended January 28, 2023 versus the fifty-two weeks of fiscal 2021 ended January 29, 2022.
•Total net sales were $672.3 million, a decrease of $103.4 million or 13.3%, compared to $775.7 million last year. Total comparable net sales, including both physical stores and e-com, decreased by 14.6%.
◦Net sales from physical stores were $531.1 million, a decrease of $78.6 million or 12.9%, compared to $609.7 million last year with a comparable store net sales decrease of 14.5%. Net sales from stores represented 79.0% of total net sales compared to 78.6% of total net sales last year.
◦Net sales from e-com were $141.1 million, a decrease of $24.8 million or 15.0%, compared to $165.9 million last year. E-com net sales represented 21.0% of total net sales compared to 21.4% of total net sales last year.
•Gross profit including buying, distribution, and occupancy costs, was $202.8 million, or 30.2% of net sales, compared to $276.7 million, or 35.7% of net sales, last year. Buying, distribution and occupancy costs deleveraged by 280 basis points collectively despite being $1.2 million lower than last year due to carrying these costs against a significantly lower level of net sales compared to last year. Product margins declined by 270 basis points primarily due to an increased markdown rate compared to last year, during which we experienced record full-price selling with an abnormally low markdown rate.
•SG&A expenses were $191.3 million, or 28.5% of net sales, compared to $189.1 million, or 24.4% of net sales, last year. The increase in SG&A dollars was primarily attributable to the impact of wage inflation on store payroll and operating 8 net additional stores compared to last year, as well as increased software as a service cost. These increases were partially offset by a $7.1 million reduction in bonus expense due to the lack of any bonus accrual this year.
•Operating income was $11.5 million, or 1.7% of net sales, compared to 87.6 million, or 11.3% of net sales, last year.
•Other income was $2.0 million compared to other expense of $(0.6) million last year primarily due to earning higher rates of return on our marketable securities investments and the absence of any costs associated with our former asset-backed credit facility which were included in last year's results.
•Income tax expense was $3.3 million, or 24.9% of pre-tax income, compared to $22.8 million, or 26.2% of pre-tax income, last year. The decrease in the effective income tax rate was primarily attributable to a decrease in pre-tax income.
•Net income was $10.1 million, or $0.33 per diluted share, compared to 64.2 million, or 2.06 per diluted share, last year. Weighted average diluted shares were 30.3 million this year compared to 31.1 million last year.

Balance Sheet and Liquidity
As of January 28, 2023, the Company had $113.3 million of cash and marketable securities and no debt outstanding compared to $139.2 million and no debt outstanding as of January 29, 2022. During fiscal 2022, the Company repurchased 1,258,330 shares of its common stock for a total of $10.9 million pursuant to its previously-announced stock repurchase program.
The Company ended the fourth quarter with inventories per square foot down 8.2% compared to last year.
Total year-to-date capital expenditures at the end of the fourth quarter were $15.1 million this year compared to $13.4 million last year.
Fiscal 2023 First Quarter Outlook
Total comparable net sales through March 7, 2023, including both physical stores and e-com, decreased by 19.9% relative to the comparable period last year with a 21.0% decrease in fiscal February and a 17.3% decrease thus far in fiscal March. The Company believes its first quarter results have been adversely impacted by weather, particularly in California wherein approximately 40% of its stores reside and currently expects its comparable net sales trend to improve over the remainder of the quarter given easier prior year comparisons. Based on current and historical trends, the Company currently estimates that its fiscal 2023 first quarter net sales will be in the range of approximately $122 million to $133 million, translating to an estimated comparable net sales decrease of approximately 11% to 18.5% compared to the first quarter of fiscal 2022. The Company currently estimates its SG&A expenses for the first quarter of fiscal 2023 to be in the range of approximately $43 million to $44 million, pre-tax loss to be in the range of approximately $(11.0) million to $(16.7) million, and estimated income tax rate to be approximately 27%. The Company currently expects its loss per share for the first quarter of fiscal 2023 to be in the range of $(0.27) to $(0.41) based on estimated weighted average shares of approximately 29.9 million.
Fiscal 2023 Capital Expenditure Plans
The Company currently expects its total capital expenditures for fiscal 2023 to be in the range of approximately $15 million to $20 million, inclusive of up to 10 new stores and upgrades to certain distribution and information technology systems.
Conference Call Information
A conference call to discuss these financial results is scheduled for today, March 9, 2023, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 300-8521 (domestic) or (412) 317-6026 (international). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until March 16, 2023, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 10175683.
About Tillys
Tillys is a leading, destination specialty retailer of casual apparel, footwear, accessories and hardgoods for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 248 total stores across 33 states, as well as its website, www.tillys.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our current operating expectations in light of historical results, the impacts of inflation and potential recession on us and our customers, the overall effect of the novel coronavirus (COVID-19) pandemic, including its impacts on us, our operations, or our future financial condition or operating results, expectations regarding customer traffic, our supply chain, our ability to properly manage our inventory levels, and any other statements about our future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, the effects of the COVID-19 pandemic (including any surges in the number of cases related thereto, or other weather, epidemics, pandemics, or other public health issues), supply chain difficulties, and inflation on our business and operations, and our ability to respond thereto, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the markets generally, our ability to satisfy our financial obligations, including under our credit facility and our leases, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available on the SEC’s website at www.sec.gov and on our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	January 28, 2023	January 29, 2022
ASSETS
Current assets:
Cash and cash equivalents	$73,526	$42,201
Marketable securities	39,753	97,027
Receivables	9,240	6,705
Merchandise inventories	62,117	65,645
Prepaid expenses and other current assets	18,136	16,400
Total current assets	202,772	227,978
Operating lease assets	212,845	216,508
Property and equipment, net	50,635	47,530
Deferred tax assets	8,269	11,446
Other assets	1,377	1,361
TOTAL ASSETS	$475,898	$504,823

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,956	$28,144
Accrued expenses	15,889	19,073
Deferred revenue	16,103	17,096
Accrued compensation and benefits	7,916	17,056
Current portion of operating lease liabilities	48,864	51,504
Current portion of operating lease liabilities, related party	2,839	2,533
Other liabilities	470	761
Total current liabilities	108,037	136,167
Long-term liabilities:
Noncurrent portion of operating lease liabilities	167,913	171,965
Noncurrent portion of operating lease liabilities, related party	22,388	21,000
Other liabilities	349	978
Total long-term liabilities	190,650	193,943
Total liabilities	298,687	330,110
Stockholders’ equity:
Common stock (Class A)	23	24
Common stock (Class B)	7	7
Preferred stock	—	—
Additional paid-in capital	170,033	166,929
Retained earnings	6,943	7,754
Accumulated other comprehensive income (loss)	205	(1)
Total stockholders’ equity	177,211	174,713
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$475,898	$504,823

Tilly’s, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net sales	$180,350	$204,489	$672,280	$775,694

Cost of goods sold (includes buying, distribution, and occupancy costs)	127,005	133,332	465,875	496,083
Rent expense, related party	936	799	3,616	2,948
Total cost of goods sold (includes buying, distribution, and occupancy costs)	127,941	134,131	469,491	499,031
Gross profit	52,409	70,358	202,789	276,663

Selling, general and administrative expenses	53,397	52,919	190,802	188,527
Rent expense, related party	133	142	533	541
Total selling, general and administrative expenses	53,530	53,061	191,335	189,068

Operating (loss) income	(1,121)	17,297	11,454	87,595
Other income (expense), net	1,118	(375)	1,980	(594)
(Loss) Income before income taxes	(3)	16,922	13,434	87,001
Income tax (benefit) expense	(312)	4,864	3,344	22,752
Net income	$309	$12,058	$10,090	$64,249
Basic earnings per share of Class A and Class B common stock	$0.01	$0.39	$0.34	$2.10
Diluted earnings per share of Class A and Class B common stock	$0.01	$0.38	$0.33	$2.06
Weighted average basic shares outstanding	29,785	30,953	30,115	30,560
Weighted average diluted shares outstanding	30,010	31,402	30,323	31,118

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Fifty-Two Weeks Ended
	January 28, 2023	January 29, 2022
Cash flows from operating activities
Net income	$10,090	$64,249
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	14,134	16,836
Insurance proceeds from casualty loss	23	117
Stock-based compensation expense	2,267	1,920
Impairment of assets	17	136
Loss on disposal of assets	92	74
Gain on sales and maturities of marketable securities	(466)	(132)
Deferred income taxes	3,201	503
Changes in operating assets and liabilities:
Receivables	1,710	4,023
Merchandise inventories	3,505	(10,064)
Prepaid expenses and other assets	(1,885)	(10,275)
Accounts payable	(12,194)	3,168
Accrued expenses	(5,396)	(10,194)
Accrued compensation and benefits	(9,140)	7,157
Operating lease liabilities	(5,231)	(7,008)
Deferred revenue	(993)	3,604
Other liabilities	(1,149)	(712)
Net cash (used in) provided by operating activities	(1,415)	63,402

Cash flows from investing activities
Proceeds from maturities of marketable securities	147,271	130,352
Purchases of marketable securities	(89,349)	(162,321)
Purchases of property and equipment	(15,123)	(13,425)
Proceeds from sale of property and equipment	6	37
Insurance proceeds from casualty loss	—	29
Net cash provided by (used in) investing activities	42,805	(45,328)

Cash flows from financing activities
Share repurchases related to share repurchase program	(10,902)	—
Proceeds from exercise of stock options	176	9,573
Short swing profit settlement	661	—
Dividends paid	—	(61,630)
Net cash used in financing activities	(10,065)	(52,057)

Change in cash and cash equivalents	31,325	(33,983)
Cash and cash equivalents, beginning of period	42,201	76,184
Cash and cash equivalents, end of period	$73,526	$42,201

Tilly's, Inc.
Store Count and Square Footage

	Store Count at Beginning of Quarter	New Stores Opened During Quarter	Stores Permanently Closed During Quarter	Store Count at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2022 Q1	241	—	—	241	1,764
2022 Q2	241	2	1	242	1,767
2022 Q3	242	5	—	247	1,800
2022 Q4	247	4	2	249	1,818

Investor Relations Contact:
Michael Henry, Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com